                                                                    EXHIBIT 1.01




                      AMENDMENT NO. 1 TO CREDIT AGREEMENT
                         DATED AS OF SEPTEMBER 30, 1997



                                    BETWEEN


                     HYCROFT RESOURCES & DEVELOPMENT, INC.

                                AS THE BORROWER,


                                      AND


                            THE BANK OF NOVA SCOTIA,

                                 AS THE LENDER.

                      AMENDMENT NO. 1 TO CREDIT AGREEMENT


        THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this "Amendment No. 1"), dated as of September 30, 1997, between HYCROFT RESOURCES & DEVELOPMENT, INC., a Nevada corporation (the "Borrower"), and THE BANK OF NOVA SCOTIA (the "Lender").


                                  WITNESSETH:


         WHEREAS, the Borrower and the Lender are parties to that certain Credit Agreement, dated as of February 20, 1997 (as the same has been from time-to-time amended, hereinafter referred to as the "Existing Credit Agreement"); and

         WHEREAS, the Borrower has requested that certain amendments be made to the Existing Credit Agreement; and

         WHEREAS, the Lender is willing to make certain amendments to the Existing Credit Agreement on the terms and conditions hereinafter provided;

         NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto hereby agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

         SECTION 1.1 CERTAIN DEFINITIONS. The following terms (whether or not underscored) when used in this Amendment No. 1 shall have the following meanings:

         "Amended Credit Agreement" means the Existing Credit Agreement as amended by this Amendment No. 1.

         "Amendment No. 1 Effective Date" has the meaning provided in Section
5.1.

         SECTION 1.2 OTHER DEFINITIONS. Unless otherwise defined or the context otherwise requires, terms used herein (including in the preamble and recitals hereto) have the meanings provided for in the Existing Credit Agreement.
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                                  ARTICLE II.

                                 AMENDMENTS TO
                           EXISTING CREDIT AGREEMENT

        Effective on the Amendment No. 1 Effective Date, the Existing Credit Agreement is amended in accordance with the terms of this Article II except as so amended, the Existing Credit Agreement shall continue to remain in all respects in full force and effect.

        SECTION 2.1               AMENDMENTS TO SECTION 1.1.

        (a) The definition of "Capital Stock" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Capital Stock" means, relative to any Person, any and ah shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including partnership interests, limited liability company membership interests, participations quotas and other indicia of ownership of such Person and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or any claims of any character with respect thereto.

        (b) The definition of "Change in Control" in the Existing Credit Agreement is amended by deleting the word "or" at the end of subsection
        (c), deleting the period at the end of subsection (d) and replacing it with a semicolon and adding the following subsections (e), (f) and (g):

                         "(e) the failure of Parent to own (legally or
                 beneficially, or directly or indirectly), free and clear of all Liens or other encumbrances, at least 100% of the outstanding shares of Voting Stock of Yamin on a fully diluted basis; or

                         (f) the acquisition by any Person, or two or more
                 Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of Voting Stock of Parent; or

                         (g) any amalgamation, merger, consolidation or similar
                 transaction affecting or involving Parent such that Parent is not the surviving and controlling entity."

        (c) The definition of "Guaranty" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Guaranty" means, as the context may require, the Parent Guaranty, the Holdings Guaranty, the Preferred Shareholder Guaranty, the Yamin Guaranty and/or any

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                 Subsidiary Guaranty, in each case as amended, supplemented, amended and restated or otherwise modified.

        (d) The definition of "Hedging Obligation" nu the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under Hedging Agreements, including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder.

        (e) The definition of "Loan Document" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Loan Document" means this Agreement, the Note, each Borrowing Request, each Continuation Conversion Notice, each Borrowing Base Certificate, each Compliance Certificate, the Master Subordination Agreement, each Pledge Agreement, each Hedging Agreement between Parent, the Borrower or any of its Subsidiaries and the Lender or any Affiliate of the Lender, each Security Agreement, each Guaranty, each Mortgage, and each other agreement, certificate, report, document or instrument delivered in connection with this Agreement and such other agreements, whether or not specifically mentioned herein or therein.

        (f) The definition of "Material Adverse Effect" in the Existing Credit Agreement is amended by inserting "Yamin," after ",Holdings" in subsection (a)

        (g) The definition of "Mortgage" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Mortgage" means each mortgage, deed of trust or agreement executed and delivered by the Borrower or any other Obligor in favor of the Lender pursuant to the requirements of this Agreement in substantially the form of Exhibit I hereto, as applicable, under which a Lien is granted on the Real Property of the Borrower, such Obligor and each Subsidiary Guarantor and fixtures and other property described therein, in each case as amended, supplemented, amended and restated or otherwise modified.

        (h) The definition of "Obligations" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement, the Notes and each other Loan Document, including, without limitation, all Hedging

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                 Obligations arising under Hedging Agreements between Parent, the Borrower or any of its Subsidiaries and the Lender or an Affiliate of the Lender.

        (i) The definition of "Obligor" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Obligor" means the Borrower or any other Person (other than the Lender) obligated under any Loan Document (including the Parent, Holdings, Vista Gold U.S. Inc., Yamin and each Subsidiary Guarantor).

        (j) The definition of "Security Agreement" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Security Agreement" means, as the context may require, the Borrower Security Agreement, the Yamin Security Agreement and/or each Subsidiary Security Agreement, in each case as amended, supplemented, amended and restated or otherwise modified.

        (k) The definition of "Stated Maturity Date" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Stated Maturity Date" means December 31, 1999 (as such date may be extended pursuant to Section 2.8 and as such date may be accelerated by virtue of any prepayment pursuant to Section 3.1).

        (1) The definition of "Rate Protection Agreement" in the Existing Credit Agreement is deleted and the following definition is inserted in its place:

                 "Rate Protection Agreement" means, any currency exchange agreement, interest or currency rate swap, cap, collar or floor, forward rate agreement, basis swap agreement, and all other similar agreements designed to protect a Person against fluctuations in interest rates or currency exchange

        (m) Section 1.1 of the Existing Credit Agreement is amended to add the following defined terms in the proper alphabetical order:

                         "Amayapampa Project" means the (a) the properties
                 which comprise the Amayapampa property, located approximately 300 kilometers southeast of La Paz in Bustillo Province, Department of Potosi, in the south-central portion of the Nation of Bolivia, and as described in the description of the Mining Rights for the Amayapampa Mine on Schedule I hereto and
                 (b) those certain associated facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, heap leach pads, abandoned heaps, power supply systems and ancillary and


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
                 infrastructure facilities thereat which are used in connection with the operation thereof.

                         "Borrowing Base Reinstatement" means the reinstatement
                 of the Borrowing Base mechanism as set forth in Section 3.5.

                         "Excess Cash Flow" means, for the twelve-month period
                 ending December 31, 1998, the sum of: (a) net income of the Borrower and its Subsidiaries, plus (b) non-cash expenses of the Borrower and its Subsidiaries, minus (c) capital expenditures paid by the Borrower or its Subsidiaries in connection with the development and operation of the Hycroft Mine, to the extent included in the approved Life of Mine Plan and operating plan in effect from time-to-time for the Hycroft Mine, plus (d) all fees or charges paid by the Borrower or any of its Subsidiaries to Parent or any other Subsidiary of Parent in respect of overhead, management or general administrative services to the extent that the sum of such payments exceeds $15,000 per month.

                         "Hedging Agreement" means

                                  (a) any Rate Protection Agreement, and

                                  (b) any forward contract, option, futures
                         contract, futures option, commodity swap, commodity option, commodity collar, commodity cap, commodity floor or any other agreement or arrangement designed to protect a Person against fluctuations in the price of commodities.

                         "Pledge Agreement - Yamin" means the Pledge Agreement
                 executed and delivered by Parent and David O'Connor, as amended, supplemented, amended and restated or otherwise modified.

                         "Vista Line of Credit" means that certain letter
                 agreement captioned "Establishment of Operating Credit Facility in Favour of Vista Gold Corp." dated November 22, 1996, between Parent and the Lender, as amended by the Vista Line of Credit Amendment, as the same may be, from time to time, further amended, supplemented, amended and restated or otherwise modified.

                         "Vista Line of Credit Amendment" means that amendment
                 dated as of September 30, 1997 to the Vista Line of Credit.

                         "Yamin" means Sociedad Industrial Yamin Limitada, a
                 limitada organized under the laws of the Nation of Bolivia, and a wholly-owned Subsidiary of Parent.

                                      -5-
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                         "Yamin Guaranty" means the Guaranty executed and
                 delivered by the Yamin pursuant to Section 4.1(b), as amended, supplemented, amended and restated or otherwise modified.

                         "Yamin Security Agreement" means the Security
                 Agreement executed and delivered by Yamin in favor of the Lender pursuant to the terms of this Agreement, as amended, supplemented, amended and restated or otherwise modified.

                         "Yamin Security Release" means the release or
                 termination of the Yamin Guaranty, the Yamin Security Agreement, the Pledge Agreement - Yamin and the Mortgage from Yamin pursuant to Section 3.5 hereof.

        SECTION 2.2               AMENDMENTS TO SECTION 2.1.

        (a) Section 2.1.1 of the Existing Credit Agreement is amended by deleting the last sentence of such Section and inserting the following sentence in its place:

                 "On the terms and subject to the conditions hereof, the Borrower may from time to time borrow and prepay U.S. Loans, but may not reborrow any amounts paid or prepaid."

        (b) Section 2.1.2 of the Existing Credit Agreement is amended by deleting the last sentence of such Section and inserting the following sentence in its place:

                 "On the terms and subject to the conditions hereof, the Borrower may from time to time borrow and prepay Canadian Loans, but may not reborrow any amounts paid or prepaid."

        SECTION 2.3               AMENDMENTS TO SECTION 2.2.

                 Section 2.2 of the Existing Credit Agreement is deleted and the following is inserted in its place:

                 "Lender Not Permitted or Required To Make Credit Extensions. After the earlier to occur of (i) the Yamin Security Release or (ii) the Borrowing Base Reinstatement, the Lender shall not be permitted or required to make any Credit Extension if, after giving effect thereto, the Outstanding Amount would exceed the lesser of (a) the Commitment Amount and (b) the Borrowing Base Amount."

        SECTION 2.4               AMENDMENTS TO SECTION 3.1.

        (a) Section 3.1 (b) of the Existing Credit Agreement is amended by deleting the existing Section 3.1 (b) and inserting the following in its place:

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                 "(b) shall, on each date when any reduction in the Commitment
        Amount shall become effective pursuant to Section 2.3, make a mandatory prepayment of all Loans equal to the excess, if any, of the aggregate, outstanding principal amount of all Loans over the Commitment Amount, as so reduced; provided that if the Yamin Security Release or the Borrowing Base Reinstatement has occurred on or before such date, the mandatory prepayment of all Loans shall be equal to the excess, if any, of the aggregate outstanding principal amount of Loans over the lesser of (i) the Commitment Amount as so reduced and (u) the then existing Borrowing Base Amount;"

        (b) Section 3.1(c) of the Existing Credit Agreement is amended by inserting the following before the beginning of the text thereof:

                 "after the earlier to occur of (i) the Yamin Security Release or (ii) the Borrowing Base Reinstatement,"

        (c) Section 3.1 of the Existing Credit Agreement is amended by relettering Section 3.1(d) as Section 3.1(g) and inserting the following new Sections 3.1(d), (e) and (f) immediately prior thereto:

                 "(d) shall, prior to the Yamin Security Release or the Borrowing Base Reinstatement, commencing on the Monthly Payment Date for January 1999 and ending on the Monthly Payment Date for December 1999 (or such earlier date on which all Loans have been paid in full), make a mandatory repayment on each Monthly Payment Date equal to $1,083,333.33;

                 (e) shall, if the Yamin Security Release or the Borrowing Base Reinstatement shall not have then occurred, on January 31, 1999, make a mandatory prepayment equal to 100% of all Excess Cash Flow;

                 (f) shall, prior to the Yamin Security Release or the Borrowing Base Reinstatement, immediately upon receipt thereof, make a mandatory prepayment equal to 100% of the gross proceeds from the sale or other disposition of any asset owned by the Borrower, including without limitation, the equipment listed on Schedule II hereto; provided that, solely with respect to equipment (other than equipment listed on Schedule II hereto), such proceeds shall be net of actual, reasonable expenses which Borrower is required to pay and pays to non-Affiliated brokers, agents, security-holders, lessors or others with whom the Borrower has binding, arms-length contractual obligations, and provided further, that the Borrower shall not be obligated to pay over any proceeds from the sale of equipment (i) which is replaced within 30 days,
                 (ii) is replaced by equipment having a value equal to or greater than the value of the equipment sold or otherwise disposed of and (iii) is necessary for the efficient operation of the Hycroft Mine;"

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        (d)      Section 3.1 of the Existing Credit Agreement is amended by deleting the last sentence thereof and inserting the following sentence in its place:

                 "Each prepayment of Loans pursuant to this Section 3.1 shall be applied, to the extent of such prepayment, in the inverse order of maturity."

        SECTION 2.5               AMENDMENTS TO SECTION 3.2.

                 Section 3.2.1 of the Existing Credit Agreement is amended by deleting "1 %" in subsection (a) and replacing it with "one and one-half percent (1.5%)", and deleting "1.5%" in subsection (b) and replacing it with "two percent (2%)".

        SECTION 2.6               NEW SECTION 3.5.

                 Article III of the Existing Credit Agreement is amended by adding the following new Section 3.5 following the existing Section 3.4:

                 "SECTION 3.5. Yamin Security Release and Borrowing Base Reinstatement.

                 (a) Upon the request and at the sole cost and expense of the Borrower and if no Default shall have occurred and be continuing, the Lender shall release or terminate the Yamin Guaranty, the Yamin Security Agreement, the Pledge Agreement - Yamin and the Mortgage from Yamin if, for the three (3) consecutive months prior to such request, the Lender has received Borrowing Base Certificates showing that the Borrowing Base Amount in each of such months was greater than or equal to the aggregate principal amount of all Credit Extensions outstanding such that, if Section 3.1(c) were then in effect, that no mandatory prepayment would have been required for such month.

                 (b) Prior to the release of the security described in the preceding Section 3.5(a), the reporting obligations of Section 7.1.1(c) shall be suspended, provided that the reports required by Section 7.1.1(e) shall contain all information about the operation of the Hycroft Mine reasonably requested by the Lender, including operating costs, quantities of ore placed on the pads, contained ounces of gold on the pad, ounces of gold sold and the price received in respect of the sale of such gold.

                 (c) If the Lender has not made Loans in the aggregate principal amount of the Commitment Amount on or before January 2, 1998, then the borrowing base provisions of Sections 2.2.
                 3. 1(b)(ii). 3.1(c). and 7.1.1(c) of the Existing Credit Agreement shall be immediately reinstated and any mandatory repayment of Loans required thereby shall be made on such day."

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        SECTION 2.7               AMENDMENTS TO SECTION 7.2.

                 Section 7.2.2 of the Existing Credit Agreement shall be amended by deleting the word "and" at the end of subsection (f)(ii) thereof, inserting the word "and" at the end of subsection (g) thereof and inserting a new subsection (h) thereafter as follows:

                 "(g) Indebtedness of the Borrower and its Subsidiaries to the Lender represented by Guaranties given by the Borrower and its Subsidiaries of the Vista Line of Credit;"

        SECTION 2.8               AMENDMENTS TO SECTION 7.2.4.

                 Section 7.2.4 of the Existing Credit Agreement shall be amended by deleting the existing Section 7.2.4 and inserting the following in its place:

                 "SECTION 7.2.4 Financial Condition. The Borrower will not permit at any time its Tangible Net Worth to be less than U.S. $30,000,000; provided, that such amount shall be reduced (dollar for dollar), subject to the following proviso, to the extent (and only to the extent) such repayment is made with proceeds from Borrowings made hereunder, by the amount of each repayment of the intercompany Indebtedness of the Borrower outstanding on the Effective Date and owing to the Parent and permitted pursuant to clauses (b) and (c) of Section 7.2.2; provided, further that, in any event, the aggregate amount of ali such reductions pursuant to the foregoing proviso shall not exceed U.S. $14,700,000."

        SECTION 2.9               AMENDMENTS TO SECTION 8.1.

                 Section 8.1 of the Existing Credit Agreement is amended by inserting a new Section 8.1.11 and a new Section 8.1.12 immediately following existing Section 8.1.10 as follows:

                 "SECTION 8.1.11 Default on Vista Line of Credit. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness of Parent under the Vista Line of Credit, or the holder of such Indebtedness shall have given notice of a default in the performance or observance of any obligation or condition with respect to the Vista Line of Credit if the effect of such default described in such notice is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable.

                 SECTION 8.1.12 Default under Yamin Guaranty. Yamin Security Agreement or Pledge Agreement - Yamin. A Default or Event of Default shall occur under


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                 any of the Yamin Guaranty, the Yamin Security Agreement or the
                 Pledge Agreement - Yamin."

        SECTION 2.10 AMENDMENTS TO SECTION 9.3.

                 Section 9.3 of the Existing Credit Agreement shall be amended by deleting the word "and" at the end of subsection (b) thereof, inserting the word "and" at the end of subsection (c) thereof and inserting a new subsection (d) thereafter as follows:

                 "(d) evaluations, investigations, assessments, or reports undertaken by engineers or other technical experts reasonably requested by the Lender at any time and from time to time relating to any collateral security for the Obligations."

        SECTION 2.11              AMENDMENTS TO SCHEDULES AND EXHIBITS.

        (a) Schedule III to the Existing Credit Agreement is deleted and a new Schedule III in the form attached hereto as Schedule III is inserted in its place.

        (b) Schedule 1V to the Existing Credit Agreement is deleted and a new Schedule IV in the form attached hereto as Schedule IV is inserted in its place.

        (c) Attachment 1 to Exhibit E to the Existing Credit Agreement is deleted and a new Attachment 1 in the form attached hereto as Attachment 1 is inserted in its place.


                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

        In order to induce the Lender to make the amendments provided for in
Article II, the Borrower hereby

                 (a) acknowledges and agrees that, immediately prior to the Amendment No. 1 Effective Date, the aggregate outstanding principal amount of all U.S. Loans is $9,300,000.00, and the aggregate outstanding principal amount of all Canadian Loans is $0.00;

                 (b) represents and warrants that the Borrower has full power and authority to execute, deliver and perform its obligations under this Amendment No. 1 and all other Loan Documents delivered to Lender in connection herewith, and this Amendment No. 1 and all such Loan Documents are the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms;

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
                 (c) represents and warrants, that each of the representations and warranties contained in the Existing Credit Agreement and in the other Loan Documents is true and correct as of the date hereof as if made on the date hereof (except, if any such representation and warranty relates to an earlier date, such representation and warranty shall be true and correct in all material respects as of such earlier date) and Borrower has performed each of the covenants and agreements in the Existing Credit Agreement and the other Loan Documents required to be performed by Borrower as of the date hereof; and

                 (d) There is no Default or Event of Default by Borrower or any other Obligor under the Existing Credit Agreement or any other Loan Document and no event exists which, with the giving of notice or the passage of time or both, would give rise to a Default or Event of Default by Borrower or any other Obligor under the Existing Credit Agreement or any Loan Document, except that, but for the execution, delivery and effectiveness of this Amendment, the Borrower would be obligated to make a mandatory prepayment of Loans because the outstanding amount of all Loans exceeds the Borrowing Base Amount.


                                  ARTICLE IV.

                                   COVENANTS

         SECTION 4.1 Affirmative Covenants. In order to induce the Lender to enter into this Amendment and to amend the Credit Agreement as provided herein, the Borrower hereby agrees to perform the obligations set forth in this Section
4.1 by NOVEMBER 12, 1997:

        (a) Pledge of Yamin Ownership Interest. The Lender shall receive counterparts of Pledge Agreement - Yamin, substantially in the form of Exhibit B to this Amendment No. 1, duly executed and delivered on behalf of Parent and David O'Connor (who holds legal title to a 20% interest in Yamin in trust for the benefit of Parent), and the Lender, together with (i) the certificates, if any, evidencing all of the issued and outstanding Capital Stock of Yamin pledged pursuant to the Pledge Agreement - Yamin, which certificates shall in each case be accompanied by undated stock powers, or equivalent instruments, duly executed in blank, and (ii) all Pledged Notes (as defined in such Pledge Agreement), if any, evidencing Indebtedness payable to Parent, duly endorsed to the order of the Lender.

        (b) Guaranty from Yamin. The Lender shall receive counterparts of the Yamin Guaranty, duly executed and delivered on behalf of Yamin, substantially in the form of Exhibit A-1 to this Amendment No. 1.

        (c) Yamin Security Agreement. The Lender shall receive counterparts of the Yamin Security Agreement, substantially in the form of Exhibit C to this Amendment No. 1, duly executed and delivered on behalf of Yamin and the Lender, together with

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                 (i)     acknowledgment copies of properly filed Uniform
        Commercial Code financing statements (Form UCC-1), dated a date reasonably near to the Amendment No. 1 Effective Date, or such other evidence of filing as may be acceptable to the Lender, naming the Yamin, as the debtor and the Lender as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of ali jurisdictions as may be necessary or, in the opinion of the Lender, desirable to perfect the security interest of the Lender pursuant to the Yamin Security Agreement;

                 (ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens (other than Liens of the type described in clause (f) of the definition of "Permitted Lien", if any) and other rights of any Person

                          (A) in any collateral described in the Yamin Security Agreement previously granted by any Person, or

                          (B)     securing any of the Indebtedness identified in
                 item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule,

        together with such other Uniform Commercial Code Form UCC-3 termination statements as the Lender may reasonably request from Yamin; and

                 (iii) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11 or Form UCC-2), or a similar search report certified by a party acceptable to the Lender, dated a date reasonably near to the Amendment No. 1 Effective Date, listing ali effective financing statements which name Yamin (in each case, under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than (x) those described in clause (a), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (a) and (y) those in respect of Liens of the type described in clause (f) of the definition of "Permitted Lien") shall cover any collateral described in the Yamin Security Agreement).

        (d) Mortgage from Yamin. The Lender shall receive counterparts of a Mortgage, substantially in the form of Exhibit D to this Amendment No. 1, with respect to the Real Property comprising the Amayapampa Project, dated as of the Amendment No. 1 Effective Date, duly executed and delivered by Yamin, together with

                 (i) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Lender, desirable effectively to create a valid, perfected first priority Lien against the properties purported to be covered thereby;

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
                 (ii) evidence of the title of Yamin to such Real Property in the form of a title opinion from reputable counsel in Bolivia acceptable to the Lender, in form and substance satisfactory to the Lender and its legal counsel, which opinion will show title of Yamin in such Real Property satisfactory to the Lender and its legal counsel and that Yamin has placed of record in the Offices of the Registry of Real Property and the Registry of Commerce such instruments, in form satisfactory to the Lender and its legal counsel, necessary to perfect the Lien and security interest granted by the Yamin in such Real Property and in the other Collateral described in (and as such term is defined in) such Mortgage; and

                 (iii) such other approvals, opinions (including an opinion of reputable counsel in Bolivia as to the enforceability of the Yamin Guaranty, the Yamin Security Agreement and the Yamin Mortgage under Bolivian laws), or documents as the Lender may reasonably request.

         SECTION 4.2 REMOVAL OF LIENS. The Borrower hereby agrees that, by November 5, 1997, it will cause to be removed all Liens (in favor of parties other than the Lender) against the Hycroft Mine or any portion thereof that purport to secure Indebtedness in excess of the amount stated in Section 7.2.3(d) of the Existing Credit Agreement.

         SECTION 4.3 EVENT OF DEFAULT. Borrower's failure to satisfy all of the covenants set forth in (i) Section 4.1 hereof on or prior to November 19, 1997 and (ii) Section 4.2 on or prior to November 5, 1997 shall constitute an Event of Default.

                                   ARTICLE V.

                          CONDITIONS TO EFFECTIVENESS

         SECTION 5.1 EFFECTIVE DATE. This Amendment No. 1 shall become effective on SEPTEMBER 30, 1997, or, if later, the date (herein called the "Amendment No. 1 Effective Date") when the conditions set forth in this Section
5.1 have been satisfied.

         (a) Execution of Counterparts. The Lender shall have received counterparts of this Amendment No. 1 duly executed and delivered on behalf of the Borrower and the Lender.

         (b) Amendments to Existing Security Documents. The Lender shall have received counterparts of amendments to the Master Subordination Agreement and each of the Pledge Agreements, each duly executed and delivered on behalf of the applicable Obligor and the Lender, substantially in the forms of Exhibits E and F to this Amendment No. 1.

         (c) Guaranty from the Borrower. The Lender shall have received counterparts of the Borrower Guaranty, each duly executed and delivered on behalf of the Borrower, substantially in the form of Exhibit A-2 to this Amendment No. 1.

         (d) Amendments to Guaranties. The Lender shall have received counterparts of amendments to each of the Parent Guaranty, the Holdings Guaranty, the Preferred Shareholder Guaranty and each Subsidiary Guaranty, each duly executed and delivered on behalf of the applicable Obligor and the Lender, substantially in the form of Exhibit G to this Amendment No. 1.

         (e) Assignment of Hedging Agreements. The Lender shall have received counterparts of Hedging Agreements, duly executed and delivered on behalf of the Borrower and counter parties acceptable to the Lender, that will ensure that a price of not less than (i) US$340/ounce of gold will be realized from the sale by the Borrower of at least 100,000 ounces of gold produced from the Hycroft Mine in each of the years 1998 and 1999, and (u) US$325/ounce of gold will be realized from the sale by the Borrower of at least 30,000 ounces of gold produced from the Hycroft Mine in the year 2000. Each of such Hedging Agreements shall have been collaterally assigned to the Lender pursuant to documents in form and substance satisfactory to the Lender and its counsel.

         (f) Vista Line of Credit Amendment. The Lender shall have received counterparts of Vista Line of Credit Amendment duly executed and delivered on behalf of Parent and the Lender, substantially in the form of Exhibit H to this Amendment No. 1.

         (g) Opinions. Certificates. etc. The Lender shall have received such certificates and opinions of counsel as the Lender shall have reasonably requested.

         (h) Compliance with Warranties. No Default. etc. The following statements shall be true and correct

                 (i)      the representations and warranties set forth in
         Article VI of the Existing Credit Agreement (excluding, however, those contained in Section 6.7), Article III of each Guaranty, Article III of each Pledge Agreement, Article III of each Security Agreement,
         Article I of each Mortgage and Section 10 of the Master Subordination Agreement shall be true and correct with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date);

                 (ii) except as disclosed by the Borrower to the Lender pursuant to Section 6.7 of the Existing Credit Agreement

                          (A) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against the Parent, Holdings, Yamin, the Borrower or any of its Subsidiaries which might reasonably be expected to have a Material Adverse Effect, and

                         (B) no material adverse development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to
                 Section 6.7 which might reasonably be expected to have a Material Adverse Effect; and

                 (iii) no Default or Event of Default shall have then occurred and be continuing, and neither the Parent, Holdings, Yamin, the Borrower, any other Obligor, nor any Subsidiary is in material violation of any law or governmental regulation or court order or decree.

         (i) Borrowing Request. The Lender shall have received a Borrowing Request for any Credit Extension requested on the Amendment No. 1 Effective Date.

         (j) Closing Fees. Expenses. etc. The Lender shall have received all reasonable costs and expenses due and payable pursuant to Sections 3.4 and
9.3 of the Existing Credit Agreement, if then invoiced.

         (k) Legal Details. etc. All documents executed or submitted pursuant hereto, and ali legal matters incident thereto, shall be satisfactory in form and substance to the Lender and its counsel.

         SECTION 5.2 EXPIRATION. If all of the conditions set forth in Section
5.1 hereof shall not have been satisfied on or prior to October 29, 1997, the agreements of the parties contained in this Amendment No. 1 shall, unless otherwise agreed by the Lender, terminate effective immediately on such date and without further action.

                                  ARTICLE VI.

                             APPROVAL OF MINE PLAN

         The revised Hycroft Mine Plan dated as of July, 1997, and attached hereto as Schedule V is hereby approved by the Borrower and the Lender.

                                  ARTICLE VII.

                                 MISCELLANEOUS

         SECTION 7.1 LOAN DOCUMENT PURSUANT TO EXISTING CREDIT AGREEMENT. This Amendment No. 1 is a Loan Document executed pursuant to the Existing Credit Agreement. Except as expressly amended or waived hereby, all of the representations, warranties, terms, covenants and conditions contained in the Existing Credit Agreement and each other Loan Document shall remain unamended and in full force and effect. The amendments set forth herein shall be limited precisely as provided for herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any other term or provision of the Existing

Credit Agreement or of any term or provision of any other Loan Document or of any transaction or further or future action on the part of the Borrower or which would require the consent of the Lender under the Existing Credit Agreement or any other Loan Document.

         SECTION 7.2 COUNTERPARTS, ETC. This Amendment No. 1 may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement with the same effect as if all parties hereto had signed the same signature page. Any signature page of this Amendment No. 1 may be detached from any identical counterpart of this Amendment No. 1 having attached to it one or more additional signature pages.

         SECTION 7.3              GOVERNING LAW: ENTIRE AGREEMENT.
THIS AMENDMENT NO. 1 SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

         SECTION 7.4 TITLES AND HEADINGS. The titles and headings of the Sections of this Amendment No. 1 are intended for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment No. 1.

        SECTION 7.5 CHANGES AND MODIFICATIONS IN WRITING. No provision of this Amendment No. 1 may be changed or modified except by an instrument in writing signed by the party against whom enforcement of the change or modification is sought.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers hereunto duly authorized as of the day and year first above written.


                                        BORROWER

                                    HYCROFT RESOURCES & DEVELOPMENT INC., A
                                    Nevada corporation


                                    By: /s/ MICHAEL B RI CHINGES
                                       -----------------------------------
                                    Title: Director
                                          --------------------------------

                                    By: /s/ AJ ALI
                                       -----------------------------------
                                    Title: VP Finance &  CFO
                                          --------------------------------


                                        LENDER

                                    THE BANK OF NOVA SCOTIA


                                    By:  /s/ Ray Clarke
                                       -----------------------------------
                                    Title:  Manager
                                          --------------------------------